Exhibit 10.1

NON-COMPETITION AGREEMENT

        This NON-COMPETITION AGREEMENT (“Agreement”) is entered into by and between Pamela J. Wegner (“Employee”) and Alliant Energy Corporate Services, Inc. (“Employer”).

        WHEREAS, the Employee intends to retire from her employment with the Employer as of July 1, 2004; and

        WHEREAS, as part of her Supplemental Executive Retirement Plan the Employee has agreed to certain non-compete provisions as consideration for the benefits of that plan; and

        WHEREAS, the Employer believes it is in the best interests of the Employer to strengthen and extend those non-compete provisions;

        NOW THEREFORE, in consideration for the mutual promises set forth herein, the parties agree as follows:

1.	Covenant Not To Compete. The restrictions of this paragraph apply from the Retirement Date until the second anniversary of the Retirement Date. The Employee shall not accept employment with, or become a consultant to, any business that is in competition with the Employer’s Operations in the geographic area encompassed by the states of Iowa, Illinois, Minnesota and Wisconsin, unless approval is obtained in advance from the Employer’s President. Employee shall not become a partner or a shareholder in any business that is in competition with Employer’s Operations in the above-described geographic area, although Employee may hold up to a five percent interest in any company without violating the provisions of this Paragraph 1. As a further restriction, Employee shall not accept employment with, or become a consultant to any electric or natural gas utility company within the United States, unless approval is obtained in advance from the Employer’s President.

2.	Confidentiality. Employee agrees to hold in strictest of confidence, and not use to compete with Employer or disclose to anyone except as expressly authorized in writing by Employer, any proprietary or confidential information of Employer or other information and data pertaining to the activities and operations of Employer and not made available to the general public by Employer or with Employer’s consent. Proprietary and confidential information includes, but is not limited to, trade secrets, information relating to the business, financial, legal and personnel matters of Employer, information relating to the internal operations of Employer such as operations methods, equipment, and quality control procedures, information relating to development projects, information relating to actual or potential customers or suppliers, marketing plans, price and cost data, and proprietary information of other companies or individuals which has been disclosed to Employer under a requirement of secrecy. Proprietary and confidential information may or may not be in documentary form and includes computer software programs, drawings, plans, letters and databases. This obligation shall remain in effect for so long as Employee has knowledge or possession of information that remains confidential and secret. Employee shall promptly return to Employer, and not deliver to anyone else, all documents and materials containing proprietary and confidential information, including the original and all copies and summaries of such documents and materials. In the event Employee breaches the terms of this Paragraph 2, Employee shall be responsible for whatever damages Employer incurs as a result of said breach, including reasonable costs and attorney’s fees of an action to enforce the Agreement. In addition to all of the remedies otherwise available to Employer, Employer shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of this Paragraph 2.

3.	Reasonableness of Restrictions. The Employee agrees that the restrictions set forth in Paragraphs 1 and 2, including but not limited to, the time period and the geographical area of such restrictions are fair and reasonable and are reasonably required for the protection of the interests of the Company and its affiliated companies. In the event that, notwithstanding the foregoing, any of the provisions of Paragraphs 1 and 2 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included. In the event that any provision of Paragraphs 1 and 2 relating to the time period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the time period and/or areas of restriction deemed reasonable and enforceable by said court shall become and thereafter be the maximum time period and/or areas.

4.	Consideration. The Employer agrees to pay the Employee the sum of Three Hundred Thousand Dollars ($300,000.00) subject to appropriate federal and state withholdings, said sum to be payable to the Employee on January 3, 2005.

5.	Entire Agreement. This Agreement contains the entire agreement between the parties, and there are no other understandings or terms, either express or implied. This Agreement shall be amended only by a written agreement signed by both parties.

6.	Effective Date. The Effective Date of this Agreement shall be July 1, 2004

7.	Choice of Law. This Agreement shall be construed under the law of the state of Wisconsin.

8.	Binding Effect. This Agreement shall inure to the benefit of and is binding upon the parties hereto and their respective heirs, executors, estates, personal representatives, legal representatives, parents, subsidiaries, affiliates, successors and assigns.

Date: June 30, 2004	By: /s/ Pamela J. Wegner
[Employee]
Date: June 30, 2004	By: /s/ Erroll B. Davis, Jr.
[Name] Erroll B. Davis, Jr.
[Title] Chairman & Chief Executive Officer